Exhibit 99.1  Capital City Bank Group, Inc.'s Press Release, dated
              April 25, 2006



[CCBG LOGO]
Corporate Headquarters
217 North Monroe Street                                          News Release
Tallahassee, FL 32301                    For Immediate Release April 25, 2006

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                                                     For Information Contact:
                                                           J. Kimbrough Davis
                         Executive Vice President and Chief Financial Officer
                                                                 850.671.0610


                           Capital City Bank Group, Inc.
              Reports First Quarter Earnings of $0.44 per Diluted Share,
                             Up 11.1% from 2005

TALLAHASSEE, Fla.-

HIGHLIGHTS

* Quarterly earnings totaled $7.4 million, or $0.40 per share, an increase of 16.4% and 11.1%, respectively, over the first quarter of 2005.

* Strong growth in operating revenues reflective of an 18.6% improvement in net interest income and a 17.9% increase in noninterest income.

* Improvement in net interest margin as reflected by a 33 basis point increase over the first quarter of 2005 and 9 basis points over the fourth quarter of 2005 - net interest margin of 5.25% continues to significantly exceed peer group.

* Continued strong credit quality as reflected by a nonperforming asset ratio of .28% and an annualized net charge-off ratio of .16%.

*   Well capitalized with a risk based capital ratio of 13.94%.



EARNINGS HIGHLIGHTS
                                                         Three Months Ended
                                                 ---------------------------------
                                                  March 31,   Dec. 30,   March 31,
(Dollars in thousands, except per share data)(1)    2006        2005       2005
----------------------------------------------------------------------------------
EARNINGS
Net Income                                        $7,421        7,459       6,377
Diluted Earnings Per Common Share                   0.40         0.40        0.36
---------------------------------------------------------------------------------
PERFORMANCE
Return on Average Equity                            9.66%        9.67        9.91
Return on Average Assets                            1.16         1.14        1.12
Net Interest Margin                                 5.25         5.16        4.92
Noninterest Income as % of Operating Revenue       30.93        30.68       31.06
Efficiency Ratio                                   67.20        65.22       67.06
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CAPITAL ADEQUACY
Tier 1 Capital Ratio                               13.00%       12.61       11.52
Total Capital Ratio                                13.94        13.56       12.39
Leverage Ratio                                     10.34        10.27        9.03
Equity to Assets                                   11.63        11.66       11.07
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(1) All share and per share data have been restated to reflect the 5-for-4 stock split effective July 1, 2005.


                                  Page 1 of 4



                                                         Three Months Ended
                                                 ---------------------------------
                                                  March 31,   Dec. 30,   March 31,
(Dollars in thousands, except per share data)(1)    2006        2005       2005
----------------------------------------------------------------------------------
ASSET QUALITY
Allowance as % of Non-Performing Loans             330.70%     333.11      302.13
Allowance as a % of Loans                            0.84        0.84        0.87
Net Charge-Offs as % of Average Loans                0.16        0.26        0.09
Nonperforming Assets as % of Loans and ORE           0.28        0.27        0.31
---------------------------------------------------------------------------------
STOCK PERFORMANCE
High                                              $ 37.97       39.33       33.60
Low                                                 33.79       33.21       29.30
Close                                             $ 35.55       34.29       32.41
Average Daily Trading Volume                       15,281      15,266      21,025
---------------------------------------------------------------------------------

(1) All share and per share data have been restated to reflect the 5-for-4 stock split effective July 1, 2005.



Capital City Bank Group, Inc. (NASDAQ: CCBG) today reported earnings for the first quarter of 2006 totaling $7.4 million, or $0.40 per diluted share.
This compares to $6.4 million or $0.36 per diluted share in the first quarter of 2005, an increase of 16.4% and 11.1%, respectively. Results include the impact of the acquisition of First National Bank of Alachua in May 2005. The Return on Average Assets was 1.16% and the Return on Average Equity was 9.66%, compared to 1.12% and 9.91%, respectively, for the comparable period in 2005.

The increase in earnings was primarily attributable to an increase in operating revenue (net interest income plus noninterest income) of $6.6 million, or 18.4%, partially offset by an increase in the loan loss provision of $0.3 million, or 62.7%, and increases in noninterest expense of $4.8 million, or 19.1% and income taxes of $0.4 million, or 12.2%. The increase in operating revenues is reflective of an 18.6% increase in net interest income and a 17.9% increase in noninterest income. The increase in net interest income is attributable to loan growth and an improving net interest margin. Growth in noninterest income was driven primarily by higher deposit service charge fees. The higher loan loss provision is reflective of a higher level of required reserves. Higher expense for compensation and occupancy drove the increase in noninterest expense.

William G. Smith, Jr., Chairman, President and CEO, stated, "We are very pleased with first quarter results. Our asset portfolios continue to respond well to rising interest rates as evidenced by a 9 basis point increase in the net interest margin over the fourth quarter 2005. Growth in Capital City's "Absolutely Free" deposit products and Check 21 initiatives will continue to make positive contributions to our profitability. We continue to evaluate expansion opportunities and are excited about our plans to open three new offices in existing markets during 2006."

Tax equivalent net interest income in the first quarter increased $4.6 million, or 18.6% compared to the first quarter of 2005, due to earning asset growth reflective of the acquisition of First National Bank of Alachua in May 2005, strong loan growth throughout 2005 in existing markets, and improvement in the net interest margin. The net interest margin increased 33 basis points from the first quarter of 2005 to a level of 5.25%, attributable to a 99 basis point improvement in earning asset yields partially offset by higher cost of funds of 66 basis points. The higher rate environment resulted in a favorable repricing spread and higher yield on new loan production. Both earning asset yields and funding costs increased during the first quarter as compared to the fourth quarter of 2005, but the net interest margin improved by 9 basis points.

Provision for loan losses of $0.7 million for the quarter was $0.3 million higher than the first quarter of 2005 due to a higher level of required reserves per the analysis of the allowance for loan losses at quarter-end. Net charge-offs totaled $0.8 million, or .16% of average loans for the quarter compared to $0.4 million or .09% for the first quarter of 2005. At quarter-end, the allowance for loan losses was .84% of outstanding loans and provided coverage of 331% of nonperforming loans.

Noninterest income increased $2.0 million, or 17.9%, from the first quarter of 2005 primarily due to higher deposit service charge fees, retail brokerage fees, and card processing fees. The increase in deposit service charge fees is due to the growth in deposit accounts reflective of acquisitions and strong deposit growth that has resulted from the Company's "Absolutely Free Checking" product. The improvement in retail brokerage fees is due to an increase in sales force which has increased sales production. Card processing fees were driven higher by increased transaction volume for merchant and debit card services.

Noninterest expense grew by $4.8 million, or 19.1%, compared to the first quarter of 2005. Higher expense for compensation, occupancy, and intangible amortization were the primary reasons for the increase. The increase in compensation was driven by higher associate salaries, reflecting the integration of associates from the Alachua acquisition in May 2005, and higher associate benefit cost, primarily pension, insurance, and stock-based compensation. The increase in occupancy was driven by higher expense for depreciation, maintenance/repair, and utilities, primarily attributable to the increase in the number of banking offices. The increase in intangible amortization is reflective of core deposit amortization from the May 2005 acquisition.

Average earning assets for the quarter increased $228.6 million, or 11.2%, over the comparable quarter in 2005. The increase in earning assets is reflective of increases in average funds sold ($27.4 million) and average loans ($221.3 million). The increase in funds sold is reflective of deposit growth and the loan growth is reflective of the May 2005 acquisition and strong loan production in existing markets throughout 2005. Partially offsetting the increase in average loans and funds sold was a decrease in investment securities of $20.0 million, or 10.2%.

Nonperforming assets of $5.8 million increased from the first quarter of 2005 by $.2 million and represented .28% of total loans and other real estate at quarter-end. This compares to .31% and .27%, respectively, for the first and fourth quarters of 2005. The increase in the level of nonperforming assets is due to a slight increase in the level of other real estate.

Average total deposits increased $192.9 million, or 10.4%, from the first quarter of 2005 driven by a $223.0 million increase in nonmaturity deposits partially offset by a $30.1 million decrease in certificates of deposits. The increase in nonmaturity deposits is reflective of the May 2005 acquisition and strong growth in balances related to "Absolutely Free Checking", and the Company's Cash Power money market account promotion which began in the fourth quarter.

The Company ended the first quarter with approximately $29.5 million in average net overnight funds sold as compared to $0.9 million net overnight funds purchased in the first quarter of 2005. The significant improvement is due primarily to the aforementioned deposit growth.

Supplemental Materials
Additional financial, statistical and business related information, as well as business financial trends, relating to the first quarter results, are available in the Investor Relations section on the Company's internet website at www.ccbg.com.

About Capital City Bank Group, Inc.
Capital City Bank Group, Inc. (NASDAQ: CCBG) is one of the largest financial services companies headquartered in Florida and has more than $2.6 billion in assets. The Company provides a full range of banking services, including traditional deposit and credit services, asset management, trust, mortgage banking, merchant services, bankcards, data processing and securities brokerage services. The Company's bank subsidiary, Capital City Bank, was founded in 1895 and now has 69 banking offices, four mortgage lending offices, and 78 ATMs in Florida, Georgia and Alabama. In 2006, Mergent, Inc., a leading provider of information on publicly traded companies, named the Company as a Dividend Achiever, a list of public companies that have increased their regular cash dividends for at least 10 consecutive years. Of all publicly traded U.S. companies that pay dividends, less than three percent made this list. Capital City Bank Group was also named to this list in 2005. For more information about Capital City Bank Group, Inc., visit www.ccbg.com.


FORWARD-LOOKING STATEMENTS
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The matters discussed in this press release that are not historical facts, contain forward-looking information with respect to strategic initiatives. Such forward-looking statements are based on current plans and expectations, which are subject to a number of uncertainties and risks.
These uncertainties and risks could cause future results of Capital City Bank Group, Inc. (the "Company") to differ materially from those anticipated by such statements. The following factors, among others, could cause the Company's actual results to differ from those set forth in these forward-looking statements: the Company's ability to integrate the business and operations of companies and banks that it has acquired, and those it may acquire in the future; strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; effects of harsh weather conditions, including hurricanes; inflation, interest rate, market and monetary fluctuations; effect of changes in the stock market and other capital markets; legislative or regulatory changes; willingness of customers to accept third-party products and services for the Company's products and services and vice versa; changes in the securities and real estate markets; increased competition and its effect on pricing; technological changes; changes in monetary and fiscal policies of the U.S. government; changes in consumer spending and savings habits; growth and profitability of the Company's noninterest income; changes in accounting principles, policies, practices or guidelines; other risks described from time to time in the Company's filings with the Securities and Exchange Commission; and the Company's ability to manage the risks involved in the foregoing. Additional factors that could cause the Company's results to differ materially from those described in the forward-looking statements can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and the Company's other filings with the Securities and Exchange Commission ("SEC") and available at the SEC's internet site (http://www.sec.gov). The forward-looking statements in this press release speak only as of the date of the press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.

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